FORM N-8A

             SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549

                          FORM N-8A

                NOTIFICATION OF REGISTRATION
            FILED PURSUANT TO SECTION 8(a) OF THE
               INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     VALUE TREND FUNDS

Address of Principal Business Office (Number and Street,
City, State, ZIP Code):

     411 West Madison Avenue
     El Cajon, CA 92020


Telephone Number (including area code): (619) 588-9700

Name and address of agent for service of process:

Ross C. Provence
411 West Madison Avenue
El Cajon, CA 92020

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to
Section 8(b)  of  the Investment Company Act of 1940
concurrently with the filing of Form  N-8A:  X  Yes    No


                         SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of El Cajon and State of California on the 5th day of October, 1998.

               VALUE TREND FUNDS


                    By:  /s/ Ross C. Provence

                             Ross C. Provence, Trustee